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                                                                    EXHIBIT 99.1




AT THE COMPANY                    AT THE FINANCIAL RELATIONS BOARD
Kathryn M. Kinnamon               Marianne Stewart - General Info (212) 661-8030
VP, Treasurer & Acting CFO        Beth Lewis - Analyst (617) 342-7003
(713) 877-8006                    Claudine Cornelis - Media (212) 661-8030

FOR IMMEDIATE RELEASE
MAY 18, 1999

        KCS ENERGY, INC. ENTERS INTO FORBEARANCE AGREEMENTS WITH LENDERS

HOUSTON, TX, MAY 18, 1999 -- KCS Energy, Inc. (NYSE: KCS) today announced that the Company has entered into forbearance agreements on each of its revolving bank credit agreements, which provide that the lenders will defer redetermination of the borrowing base until July 1, 1999 and will refrain from exercising their rights and remedies as a result of the existing defaults until June 30, 1999. Under the forbearance agreements, the Company will commit 50% of monthly cash flow to payments of principal, with a minimum of $2 million monthly. In addition, a portion of the proceeds from the sale of any of the Company's oil and gas properties will be dedicated to payment of principal under the facilities. When the forbearance agreements expire, the lenders will be able to exercise their rights under the credit agreements, including declaring the principal balances immediately due and payable. If this should occur, the Company would be unable to pay the amount due in cash, although the Company believes the lenders are fully secured; and the holders of the Company's senior notes and senior subordinated notes would have the right to declare the principal amount of the notes ($275 million) immediately due and payable. The lenders have indicated their intention following the termination of the forbearance period to reduce the Company's borrowing base under the credit agreements. Such a reduction in excess of principal repayments made under the forbearance agreements would necessitate additional repayment of principal, and these payments would have a negative impact on cash availability. As a result of these factors, there is substantial doubt about the Company's ability to continue as a going concern.

KCS President and Chief Executive Officer James W. Christmas said, "Although the forbearance agreements are short in duration, they are supportive of the Company's desire to reduce its outstanding debt in an orderly fashion and continue to support current drilling activities and actively pursue new opportunities within our core operating areas."

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent, Onshore Gulf Coast, Gulf of Mexico and Rocky Mountains regions.

To receive KCS' latest news and other corporate developments via fax at no cost, please call 1-800-PRO-INFO. Use company code KCS. See also http://www.frbinc.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.


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